UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:  July 9, 2019

(Date of earliest event reported)

Timberline Resources Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34055

_____________________________________

Delaware	82-0291227
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

101 East Lakeside Avenue

Coeur d’Alene, Idaho 83814

(Address of principal executive offices, including zip code)

(208) 664-4859

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	TLRS	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entrance into a Material Definitive Agreement.

On July 11, 2019, the Company announced that it has entered into a joint venture with PM&Gold Mines, Inc. (“PM&G” and together with Timberline, the “JV Partners”) whereby the JV Partners formed a limited liability company to conduct operations on the Company’s Lookout Mountain Project in Nevada (the “Project”) pursuant to a limited liability company agreement (the “Agreement”) . Pursuant to the Agreement, PM&G can earn an initial 51% interest in the project, which is located on the southern end of the Battle Mountain-Eureka Trend, by expending US$6 million on exploration and development over a 2-year period, as further described below.

In connection with the Agreement and subject to TSX Venture Exchange approval, further to Timberline’s February 8, 2019 news release announcing a US$500,000 non-brokered private placement of Timberline units at a price of US$0.08 per unit (the “Offering”), PM&G has subscribed for a 4.99% ownership position in the Company under the Offering. Pursuant to additional Offering subscriptions received, the Company expects to close the Offering on a fully subscribed basis immediately following TSX Venture Exchange approval of the Offering and Agreement.

Lookout Mountain Joint Venture Agreement

Under the Agreement, PM&G will initially fund exploration and development activities in two stages.  Timberline will contribute the claims that constitute the Lookout Mountain project and adjacent historical Oswego Mine area (the “Project”) to the joint venture.  Timberline will manage the joint venture at least through the initial US$6 million Stage I investment.  PM&G has the right to manage the Stage II activities.

Stage I: Earn 51%:  PM&G can earn an initial 51% interest by expending US$6 million on certain exploration expenses over a 2-year period. Work will focus on the near-surface oxide and deeper high-grade gold mineralization to identify near term production potential, which the Company proposes to use to develop an updated gold resource estimate prepared in accordance with National Instrument 43-101.  This exploration will also test for expansion of gold mineralization outside the existing defined resource.

Stage II:  After completion of Stage I, Timberline may elect to participate at 49% on a pro rata basis. If Timberline elects not to fund Stage II exploration, PM&G can elect to earn a 70% interest in the Project by funding completion of a feasibility study prepared in accordance with National Instrument 43-101 within 3 years, and Timberline can exercise this option if PM&G elects not to. If neither party elects to exercise the 70% option, subsequent expenditures would be on a pro rata basis unless either party exercises the options described below.

Options:

Following completion of its initial (Stage I) US$6M contribution in years 1 and 2, PM&G may elect not to proceed with its Stage II obligations, and instead may elect to relinquish its interest in the joint venture in exchange for (i) a 10% net profit interest or (ii) a 2% net smelter royalty.

Following completion of PM&G’s Stage II contributions, Timberline may elect to relinquish its interest in the joint venture in exchange for (i) a 10% net profit interest or (ii) a 2% net smelter royalty.

Mutual Right of First Refusal (“ROFR”): The Agreement includes a standard mutual ROFR pursuant to which either JV Partner will have the right to acquire the other partner’s interest before that interest may be conveyed to a third party on terms no less favorable to the purchasing JV Partner than those proposed to the third party.

The completion of the joint venture as contemplated under the Agreement is subject to certain conditions, including receipt of all necessary regulatory approvals.

Item 7.01 Regulation FD Disclosure.

On July 9, 2019, the Company issued a press release entitled, “Timberline Resources Drills Quartz-Sericite Alteration with Pyrite-Chalcopyrite at the Elder Creek Porphyry Project, Nevada”.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On July 11, 2019, the Company issued a press release entitled “Timberline Resources Closes First Tranche of Private Placement Financing”.  A copy of the press release is attached as Exhibit 99.2 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.Description

99.1Press Release of Timberline Resources Corporation dated July 9, 2019.*

99.2Press Release of Timberline Resources Corporation dated July 11, 2019.*

* Furnished to, not filed with, the SEC pursuant to Item 7.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMBERLINE RESOURCES CORPORATION
Date: July 12, 2019	By:	/s/ Steven A. Osterberg
Steven A. Osterberg Chief Executive Officer

EXHIBIT INDEX

Exhibit No.Description

99.1Press Release of Timberline Resources Corporation dated July 9, 2019.*

99.2Press Release of Timberline Resources Corporation dated July 11, 2019.*

* Furnished to, not filed with, the SEC pursuant to Item 7.01 above.